Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Hai V. Tran	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES REVENUE OF

$152.9 MILLION AND PRO-FORMA NET INCOME OF $3.7 MILLION, OR

$0.13 PER DILUTED SHARE, FOR THE QUARTER ENDED JUNE 30, 2006

        BETHESDA, MARYLAND, July 26, 2006 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announces revenue of $152.9 million and pro-forma net income of $3.7 million, or $0.13 per diluted share, for the quarter ended June 30, 2006, adjusted for the effects of its recent refinancing. As previously announced in May 2006, Hanger refinanced all of its outstanding bank and bond indebtedness and convertible preferred stock utilizing the proceeds from a $50 million private placement of 3.33% convertible perpetual preferred stock, a new $230 million senior secured term loan and a private offering of $175 million of senior unsecured notes. The Company also established a $75 million revolving credit facility at the close of the transaction that remains fully available. The pro-forma results exclude the $16.4 million cost of extinguishment of the debt and assumes that the new capital structure was in place on January 1, 2006.

        Net sales for the quarter ended June 30, 2006 increased by $3.2 million, or 2.1%, to $152.9 million from $149.7 million in the prior year’s comparable quarter. The sales growth was the result of a $0.2 million, or 0.1%, increase in same-center sales in our patient care business and a $3.4 million, or 31.0%, increase in sales of the Company’s distribution segment. The increases were offset by a $0.3 million decrease as a result of closed patient care centers primarily due to the effects of the hurricanes in 2005. Gross profit for the second quarter of 2006 decreased by $0.4 million to $77.5 million, or 50.7% of net sales, compared to $77.9 million, or 52.1% of net sales, in the second quarter of the prior year due to a $4.1 million increase in the cost of materials. The increase in external sales of the Company’s distribution segment accounted for $2.8 million of this increase, as they have significantly higher material costs than in our patient care segment, and the balance related to a shift in the sales mix.

        Income from operations of $16.0 million in the second quarter of 2006 was equal to that of the same period of the prior year principally due to the aforementioned decrease in gross profit, offset by a decrease in selling, general and administrative expenses. Selling, general and administrative expenses decreased by $0.7 million due to a $0.9 million reduction in bad debt and a $0.5 million reduction in labor costs, offset by a $0.7 million increase in the investments in the Company’s growth initiatives.

        Net income applicable to common stock, on a pro-forma basis, for the second quarter of 2006 was $3.7 million, or $0.13 per diluted share, compared to $2.4 million, or $0.11 per diluted share, in the prior year. Including the costs of the recent refinancing, the net loss applicable to common stock was ($9.3) million or a loss of ($0.42) per diluted share for the quarter ended June 30, 2006, compared to a net income applicable to common stock of $2.4 million, or $0.11 per diluted share, in the prior year’s comparable quarter.

        Net sales for the six months ended June 30, 2006 increased by $10.6 million, or 3.7%, to $293.3 million from $282.7 million in the prior year. The sales growth was principally the result of a $5.0 million, or 1.9%, increase in same-center sales in our patient care business, and a $6.6 million, or 31.0%, increase in sales of the Company’s distribution segment. The increases were offset by a $0.7 million decrease as a result of closed patient care centers primarily due to the effects of the hurricanes in 2005. Gross profit for the first six months of 2006, increased by $4.2 million to $147.7 million, or 50.4% of net sales, compared to $143.5 million, or 50.8% of net sales, in the first six months of the prior year due to the sales increase offset by a $5.7 million increase in the cost of materials due primarily to the increase in external sales of the Company’s distribution segment.

        Income from operations decreased by $0.2 million in the first six months of 2006 to $26.9 million from $27.1 million in the same period of the prior year due to an increase in selling, general and administrative expenses, offset by an increase in gross profit. Selling, general and administrative expenses increased by $3.9 million due to a $3.4 million increase in labor costs, from merit increases and increased health insurance costs, a $1.6 million increase in the investments in our growth initiatives and a $0.6 million increase in professional fees, offset by a $1.7 million decrease in bad debts.

        Net income applicable to common stock, on a pro forma basis, for the first six months of 2006 was $4.7 million, or $0.16 per diluted share, compared to $2.3 million, or $0.10 per diluted share, in the prior year. Including the costs of the recent refinancing, the net loss applicable to common stock was ($10.0) million or a loss of ($0.46) per diluted share for the first six months of 2006, compared to a net income applicable to common stock of $2.3 million, or $0.10 per diluted share, in the prior year.

        Cash flow from operations was $17.1 million in the second quarter of 2006 compared to $23.7 million in the prior year. The decrease in cash flow from operations was primarily due to $6.0 million in accelerated interest expense payments related to the recent refinancing.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 621 patient care centers in 46 states including the District of Columbia, with 3,389 employees including 1,012 practitioners (as of 6/30/06). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

_________________

This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Income Statement:	Three Months Ended June 30		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$152,855	$149,654	$293,300	$282,654
Cost of goods sold (exclusive of depreciation and amortization)	75,346	71,738	145,561	139,184
Selling, general and administrative	57,751	58,499	113,378	109,435
Depreciation and amortization	3,759	3,438	7,447	6,947

Income from operations	15,999	15,979	26,914	27,088
Interest expense, net	9,914	9,400	19,414	18,244
Extinguishment of debt	16,415	--	16,415	--

Income/(loss) before taxes	(10,330)	6,579	(8,915)	8,844
Provision (benefit) for income taxes	(4,606)	2,763	(4,020)	3,693

Net income/(loss)	(5,724)	3,816	(4,895)	5,151
Less preferred stock dividends declared and accretion-7% Redeemable Preferred Stock	1,186	1,455	2,751	2,874
Less preferred stock dividends declared and accretion-Series A 3.33% Convertible Preferred Stock	167	--	167	--
Less beneficial conversion feature accretion-Series A Convertible Preferred Stock	2,224	--	2,224	--

Net income/(loss) applicable to common stock	$(9,301)	$2,361	$(10,037)	$2,277

Basic Per Share Data:
Net income/loss)	$(0.42)	$0.11	$(0.46)	$0.11
Shares used to compute basic per common share amounts	21,946,319	21,661,157	21,891,694	21,644,918
Diluted Per Share Data:
Net income/(loss)	$(0.42)	$0.11	$(0.46)	$0.10
Shares used to compute basic per common share amounts	21,946,319	22,113,004	21,891,694	22,151,390

Balance Sheet Data:	June 30, 2006	December 31, 2005
Working Capital	$150,372	$135,551
Total Debt	$422,727	$378,431
Shareholders’ Equity	$156,927	$165,242

Income Statement as a % of Net Sales:	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation and amortization)	49.3%	47.9%	49.6%	49.2%
Selling, general and administrative	37.8%	39.1%	38.8%	38.7%
Depreciation and amortization	2.5%	2.3%	2.5%	2.5%

Income from operations	10.4%	10.7%	9.1%	9.6%
Interest expense, net	6.5%	6.3%	6.6%	6.5%
Extinguishment of debt	10.7%	0.0%	5.6%	0.0%

Income/(loss) before taxes	-6.8%	4.4%	-3.1%	3.1%
Provision (benefit) for income taxes	-3.1%	1.9%	-1.4%	1.3%

Net income/(loss)	-3.7%	2.5%	-1.7%	1.8%

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Set forth below is a reconciliation of the non-GAAP pro-forma results of operations and the historical GAAP results of operations. The Company believes the presentation of the pro-forma results, adjusted for the effect of the recent refinancing, is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended	Six Months Ended
	June 30,2006
Income from operations, GAAP basis	$15,999	$26,914
Interest expense, net (1)	9,672	19,007

Income before taxes	6,327	7,907
Provision for income taxes	2,607	3,255

Net income, Pro forma	3,720	4,652

Diluted Per Share Data:	$0.13	$0.16
Net income, Pro forma
Shares used to compute diluted per common share amounts, for GAAP basis	21,946,319	21,891,694
Effects of dilutive options and restricted stock	723,520	639,591
Effects of conversion of Redeemable preferred	6,613,757	6,613,757

Shares used to compute diluted per common share amounts	29,283,596	29,145,042

(1) Assumes debt refinancing occurred effective January 1, 2006.

Hanger Orthopedic Group, Inc.